July 23, 2015

Energizer Resources Inc. 520 – 141 Adelaide Street West Toronto, Ontario M5H 3L5

Re: Registration Statement on Form S-1

File No. 333-205104

Ladies and Gentlemen:

We have acted as counsel to Energizer Resources Inc., a Minnesota corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the offering and sale by the selling security holders of up 22,147,764 of the Company’s common shares, par value $0.001 per share (“Shares”), 11,073,882 common share purchase warrants of the Company (“Warrants”) and 11,073,882 common shares issuable upon exercise of the common share purchase warrants (“Warrant Shares”). The 22,147,764 Shares and 11,073,882 Warrants being registered will be issued upon the deemed exercise of 20,134,331 special warrants, which were purchased by the selling security holders in a private placement completed on May 4, 2015.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company, public officials and the selling security holders. We have also assumed that the certificates or instruments representing the securities will be duly executed or delivered.

Based on the foregoing, we are of the opinion that:

1.	the Shares, Warrants and Warrant Shares have been duly authorized;
2.	upon issuance and delivery of the Shares upon the deemed exercise of the special warrants in accordance with their terms and issuance, delivery and payment for the Warrant Shares in accordance with the terms of the Warrants, such Shares, and Warrant Shares, respectively, will be validly issued, fully paid and non-assessable;
3.	upon issuance and delivery of the Warrants upon the deemed exercise of the special warrants in accordance with their terms, such Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), limitations on the availability of equitable relief, including specific performance, and implied covenants of good faith and fair dealing.

Our opinions expressed above are limited to the Minnesota Business Corporation Act. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the United States Securities and Exchange Commission, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

/KRA